                                                                    EXHIBIT 12.1


                   SPIEKER PROPERTIES, INC. AND SUBSIDIARIES
           COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                            AND PREFERRED DIVIDENDS
                         (IN THOUSANDS, EXCEPT RATIOS)

                                                          THREE MONTHS ENDED               SIX MONTHS ENDED
                                                        -------------------------------------------------------
                                                        JUNE 30,        JUNE 30,        JUNE 30,        JUNE 30,
                                                          1997            1996            1997            1996
                                                        -------------------------------------------------------
Earnings:
  Income from operations before disposition of
    property and minority interest                      $26,111         $17,131         $49,923         $32,110
  Interest expense(1)                                    12,687           7,845          24,700          16,682
  Amortization of capitalized interest                       79              60             158             115
                                                        -------         -------         -------         -------
  Total earnings                                        $38,877         $25,036         $74,781         $48,907
                                                        =======         =======         =======         =======
Fixed charges:
  Interest expense(1)                                   $12,687         $ 7,845         $24,700         $16,682
  Capitalized interest                                    1,407             620           2,641           1,201
  Series A Preferred Dividends                              573             524           1,146           1,048
  Series B Preferred Dividends                            2,510           2,510           5,020           5,020
                                                        -------         -------         -------         -------
  Total fixed charges and preferred dividends           $17,177         $11,499         $33,507         $23,951
                                                        =======         =======         =======         =======
Ratio of earnings to fixed charges
  (excluding preferred dividends)                          2.76            2.96            2.74            2.73
                                                        =======         =======         =======         =======
Ratio of earnings to combined fixed charges
  and preferred dividends                                  2.26            2.18            2.23            2.04
                                                        =======         =======         =======         =======
Fixed charges in excess of earnings                     $  --           $  --           $  --           $  --
                                                        =======         =======         =======         =======

Notes:
  (1) Includes amortization of debt discount and deferred financing fees.